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                                                                    EXHIBIT 12.1

                           RJR NABISCO HOLDINGS CORP.
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN MILLIONS)

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                                                                                                  NINE MONTHS ENDED
                                                                                                 SEPTEMBER 30, 1998
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Earnings before fixed charges:
  Income before income taxes..................................................................        $     166
  Add minority interest in pre-tax loss of Nabisco Holdings...................................               19
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  Adjusted income before income taxes.........................................................              185
  Interest and debt expense...................................................................              664
  Interest portion of rental expense..........................................................               45
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Earnings before fixed charges.................................................................        $     894
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Combined fixed charges and preferred stock dividends:
  Interest and debt expense...................................................................        $     664
  Interest portion of rental expense..........................................................               45
  Capitalized interest........................................................................                3
  Preferred stock dividends (1)...............................................................               44
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Total fixed charges and preferred stock dividends.............................................        $     756
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Ratio of earnings to fixed charges............................................................              1.2
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(1) Series B preferred stock dividends have been increased to present their equivalent pre-tax amounts.